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                                 Exhibit (h)(36)

                          Sub-Transfer Agency Agreement
                              dated March 30, 2000
                                     between
        National Deferred Compensation, Inc. and One Group Mutual Funds.





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                          SUB TRANSFER AGENCY AGREEMENT

     AGREEMENT made as of March 30, 2000 by and between National Compensation, Inc. ("Recordkeeper") and One Group Mutual Funds (the "Trust").

     WHEREAS, the Trust desires to enter into a Sub Transfer Agency Agreement pursuant to which the Trust will retain the Recordkeeping to perform certain Recordkeeping and accounting services and functions with respect to transactions in Trust shares ("Shares") made by or on behalf of participants in certain defined contribution employee benefit or retirement plans, and with respect to holdings of Shares maintained by or on behalf of such participants, when with respect to the Trust such plans maintain with the Trust's transfer agent ("Transfer Agent") a single master shareholder account; and

     NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.   SERVICES PROVIDED BY THE RECORDKEEPER

     When and to the extent requested by the Trust, the Recordkeeper agrees to perform recordkeeping and account services and functions with respect to transactions in Shares made by or on behalf of participants in the Plan ("Participants"), and with respect to holding of Shares maintained by or on behalf of participants, when with respect to the Trust the Plan maintains with the Transfer Agent plan level shareholder accounts. To the extent requested, the Recordkeeper will provide the following services:

     A. Maintain separate records for each Participant reflecting Shares purchased, redeemed and exchanged on behalf of such Participant and outstanding balances of Shares owned by or for the benefit of such Participant.

     B. Prepare and transmit to Plan and/or its Participants periodic account statements indicating the number of shares of the Trust owned by or for the benefit of Participants and purchases, redemptions and exchanges made on behalf of Participants.

     C. With respect to the Plan, aggregate all purchase, redemption and exchange orders made by or on behalf of the Plan's Participants and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent for acceptance.

     D. Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Participants as is reasonably requested.

     E. As agreed upon with the Trust, deliver or arrange for the delivery of appropriate documentation in connection with orders.


2.   APPOINTMENT AS AGENT FOR LIMITED PURPOSE



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     The Recordkeeper shall be deemed the agent of the Trust for the sole and limited purpose of receiving purchase redemption and exchange orders from Participants and transmitting corresponding instructions to the Transfer Agent. Except as provided specifically herein, neither the Trust nor any person to which the Trust may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Trust.

3.   REPRESENTATIONS OF RECORDKEEPER

     The Recordkeeper agrees, represents and warrants that:

     A. It will forward Instructions within such time periods and to such parties as are specified by the Trust, the Transfer Agent, the Trust's prospectuses and applicable law and regulation.

     B. If and to the extent required under applicable federal and state securities laws and regulations, it is duly registered pursuant to such laws and regulations, it is not a "fiduciary" of any Plan as such term defined in Section 3(21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 the Internal Revenue Code of 1986, amended (the ""ode"): and the receipt of any fees by it from the Trust, and the corresponding reduction of fees payable to the Recordkeeper by the Plan (or by the P1an sponsor, according to Recordkeeper's agreement with the Plan) will not constitute a "prohibited transaction" for purposes of Title I of ERISA and Section 4975 of the Code.

     C. At all times during the term of this contract, the Recordkeeper will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage will be provided by the Recordkeeper One Group Mutual Funds as soon as is practicable after commencement of this Agreement.

4    RECORDS AND REPORTING

     The Recordkeeper will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Funds or the Transfer Agent, the Recordkeeper will provide copies of. historical records relating to transactions involving the Trust and Participants; written communications regarding the Trust to or from participants; and other materials relating to the provision of services by the Recordkeeper under this Agreement. The Recordkeeper will comply with any reasonable request for such information and documents made by the Trust, or its board of Trustees or any governmental body or self-regulatory organization. The Recordkeeper agrees that, with respect to the Plans regarding which it is providing services under this Agreement, the Recordkeeper will permit the Trust, the Transfer Agent, or their representatives to have; reasonable access to it personnel and records in order to facilitate the monitoring of the quality of the services provided by the Recordkeeper. Notwithstanding anything herein to the contrary, the Recordkeeper shall



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not be required to provide the names and addresses of Participants to the
Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.

5.   ABILITY TO PROVIDE SERVICES


The Recordkeeper agrees to notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement.

6.   COMPENSATION

     A   In consideration of performance of the services by the Recordkeeper hereunder, the Trust will compensate the Recordkeeper as provided in Exhibit F as to which the Trust and the Recordkeeper agree from time-to-time in writing.

     B. The Recordkeeper will permit the Trust and their representatives (including counsel and independent accounts) with reasonable access to its records to enable the Trust to verify that the Recordkeeper's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper's records each calendar year.

7.   INDEMNIFICATION

     The Recordkeeper shall indemnify and hold harmless the Trust from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of the Recordkeeper of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any non-compliance by the Trust with its obligations under this Agreement, as to which the Trust as pertinent, shall indemnify, hold harmless and defend the Recordkeeper on the same basis as set forth above.

8    TERMINATION

     This Agreement may be terminated at any time by either parry hereto upon ninety (90) days written notice to the other. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.

9.   LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind



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only the trust property of the Trust as provided in the Trust's Agreement and
Declaration of Trust.

10.  MISCELLANEOUS

     This Agreement represents the entire Agreement between the parties with regard to the matters described herein and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of Ohio. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


         THE ONE GROUP


         By: /s/ Jim J. Gillespie
            -------------------------------------

         Title: Vice President
               ----------------------------------


         National Deferred Compensation Services


         By: /s/ Frederick H. Genel
            -------------------------------------

         Title: V.P. Finance & Treasurer
               ----------------------------------



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                                    EXHIBIT A

                         FUND/SERV PROCESSING PROCEDURES
                                       AND
                          MANUAL PROCESSING PROCEDURES


The purchase, redemption and settlement of Shares of a Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ( DCCS ) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation ( NSCC ) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by the Dealer. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission ("SEC Staff"), receipt by the Dealer of any Instructions from the Client-shareholder prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and ' shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by the Dealer that it has received proper authorization from each Client-shareholder whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

                      FUND/SERV-DCCS PROCESSING PROCEDURES

1. On each business day that the New York Stock Exchange (the "Exchange") is open for business on which the Funds determine their net asset values ("Business Day"), the One Group or its designee ('the One Group") shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from the Dealer electronically through Fund/SERV ("Instructions") without supporting documentation from the Client-shareholder. On each Business Day, the One Group or its designee shall accept for processing any Instructions from the Dealer and shall process such Instructions in a timely manner.

2. One Group or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. One Group or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the One Group or its designee that would affect its duties and obligations pursuant to this Agreement.



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3.   Confirmed trades and any other information provided by the One Group or its designee to the Dealer through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4. Trade, registration, and broker/dealer information provided by the Dealer to the One Group or its designee through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by the Dealer regarding each Fund./SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the One Group or its designee, the Dealer shall provide the Funds and the One Group or its designee with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Dealer hereby certifies is and shall remain true and correct. The Dealer shall maintain documents required by the Funds to effect Fund/SERV transactions. The Dealer certifies that all Instructions delivered to One Group or its designee on any Business Day shall have been received by the Dealer from the Client- shareholder by the close of trading (generally 4:00 p.m. Eastern Time ("ET")) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.

                          MANUAL PROCESSING PROCEDURES

1. On each Business Day, the Dealer may receive Instructions from the Client-shareholder for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by the Dealer prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the "Trade Date") and transmitted to the Distributor by no later than 9:00 a.m. ET the Business Day following the Trade Date ("Trade Date plus One" or "TD+I"), will be executed at the NAV (%%Share Price") of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2. By no later than 6:00 p.m. ET on each Trade Date ("Price Communication Time"), the One Group or its designee will use its best efforts to communicate to the Dealer via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Trade Date.

3. As noted in Paragraph 1 above, by 9:00 a.m. ET on TD+1 ("Instruction Cutoff Time") and after the Dealer has processed all approved transactions, the Dealer will transmit to the One Group or its designee via facsimile, telefax. or electronic transmission or system to-system, or by a method acceptable to the Dealer and the One Group or its designee, a



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     report (the "Instruction Report") detailing the Instructions that were received by the Dealer prior to the Funds, daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

     (a) It is understood by the parties that all Instructions from the Client-shareholder shall be received and processed by the Dealer in accordance with its standard transaction processing procedures. The Dealer or its designees shall maintain records sufficient to identify the date and time of receipt of all Client-shareholder transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities. Under no circumstances shall the Dealer change, alter or modify any Instructions received by it is good order.

     (b) Following the completion of the transmission of any Instructions by the Dealer to the One Group or its designee by the Instruction Cutoff Time, the Dealer will verify that the Instruction was received by the Distributor and trades are pending by utilizing a remote terminal or such other method acceptable to the One Group or its designee.

     (c) In the event that an Instruction transmitted by the Dealer on any Business Day is not received by the One Group or its designee by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Dealer's reasonable control, such Instruction shall nonetheless be treated by the One group or its designee as if it had been received by the Instruction Cutoff Time, provided that the Dealer retransmits such Instruction by facsimile transmission to the One Group or its designee and such Instruction is received by the One Group or its designee financial control representative no later than 9:00 a.m. ET on TD+l. In addition, the Dealer will place a phone call to a financial control representative of the One Group or its designee prior to 9:00 a.m. ET on TD+1 to advise the One Group or its designee that a facsimile transmission concerning the Instruction is being sent.

     (d) With respect to all Instructions, the One Group or its designee financial control representative will manually adjust a Fund I s records for the Trade Date to reflect any Instructions sent by the Dealer.

     (e) By no later than 4:00 p.m. on TD+1, and based on the information transmitted to the One Group or its designee pursuant to Paragraph 3(c) above, the Dealer will use its best efforts to verify that all Instructions provided to the One Group or its designee on TD+I were accurately received and that the trades for each Account were accurately completed and the Dealer will use its best efforts to notify One Group or its designee of any discrepancies.

4. As set forth below, upon the timely receipt from the Dealer of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.



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     (a)  Except as otherwise provided herein, all purchase and redemption transactions will settle on TD+I. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by the Dealer instructing the trustee or custodian for the Plans to initiate a wire transfer by 1:00 p.m. ET on TD+1 to the custodian for the Fund for receipt by the Funds' custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+1, causing the remittance of the requisite funds to the One Group or its designee to cover such net purchase order. In the case of Instructions which constitute a net redemption order, settlement shall occur by the One Group or its designee causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on TD+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars and a Fund may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

     (b) The Dealer or such other party as may be designated, as record owner of each account ("Record Owner") will be provided with all written confirmations required under federal and state securities laws.

     (c) On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original TD+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

     (d) The Dealer shall, upon receipt of any confirmation or statement concerning the accounts, promptly verify by use of the terminal or by such other method acceptable to the one Group or its designee and the Dealer the accuracy of the information contained therein against the information contained in the Dealer's internal recordkeeping system and shall promptly, but in no event not more than seven days, advise the One Group or its designee in writing of any discrepancies between such information. The One Group or its designee and the Dealer shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

                                 INDEMNIFICATION

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein:
(i) which is caused by the Funds the One Group or its designee, the one Group or its designee shall make any adjustments on the



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Funds' accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Client-shareholder and the Dealer, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by the Dealer or by any Client-shareholder or the One Group or its designee shall make any adjustment on the Funds' accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by the Dealer for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds' accounting system, Dealer shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.




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                                    EXHIBIT B

                          PER PARTICIPANT SLIDING SCALE



AVERAGE ACCOUNT BALANCE                   PAYMENT PER ACCOUNT
-------------------------------------------------------------
             $0-$999                              $4
        $1,000 - $2,499                           $6
        $2,500 - $4,999                           $8
        $5,000 - $9,999                           $10
            $10,000                               $12




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